Exhibit 16

[Letterhead of Ernst & Young LLP]

March 27, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K, dated March 25, 2003, of Synaptics Incorporated (Commission File Number: 000-49602) and are in agreement with the statements contained in the second sentence of paragraph (a) and paragraphs (b), (c), and (d) on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP